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                                                                    EXHIBIT 12.1
                            LAMAR ADVERTISING COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                                                                         SIX MONTHS
                                                                                                                           ENDED
                                                                                 YEARS ENDED DECEMBER 31,                 JUNE 30,
                                                               -------------------------------------------------------    -------
                                                                 1998        1999        2000        2001        2002      2003
                                                               -------     -------     -------     --------    -------    -------
EARNINGS
Net earnings (loss) before cumulative effect of change         (11,890)    (43,768)    (94,105)    (108,634)   (36,328)   (22,794)
ADD:
     income tax expense (benefit)                                 (191)     (9,712)    (37,115)     (45,674)   (19,694)   (12,457)
     fixed charges                                              73,354     111,049     183,192      168,804    152,952     70,393
                                                               -------     -------     -------     --------    -------    -------

Earnings (loss) as adjusted  (a)                                61,273      57,569      51,972       14,496     96,930     35,142
                                                               -------     -------     -------     --------    -------    -------

FIXED CHARGES
Interest expense                                                60,008      89,619     147,607      126,861    107,272     46,347
Rents under leases representative of an interest factor (1/3)   12,981      21,065      35,220       41,578     45,315     23,864

Fixed charges as adjusted(b)                                    72,989     110,684     182,827     168,439     152,587     70,211

Preferred dividends                                                365         365         365          365        365        182
                                                               -------     -------     -------     --------    -------    -------

Total fixed charges combined with preferred dividends (c)       73,354     111,049     183,192      168,804    152,952     70,393
                                                               -------     -------     -------     --------    -------    -------

RATIO OF EARNINGS TO FIXED CHARGES
(A) DIVIDED BY (B)                                               0.839       0.520       0.284        0.086      0.635      0.501
                                                               =======     =======     =======     ========    =======    =======
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS (A) DIVIDED BY (C)                     0.835       0.518       0.284        0.086      0.634      0.499
                                                               =======     =======     =======     ========    =======    =======
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